Exhibit 10.4

AMENDMENT #2

TO THE TESARO, INC.

2012 OMNIBUS INCENTIVE PLAN

The TESARO, Inc. 2012 Omnibus Incentive Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of adoption (the “Adoption Date”) of this Amendment by the Board of Directors of TESARO, Inc. (the “Company”):

1.The seventh sentence of Section 18.3 of the Plan is deleted in its entirety and replaced with the following:

The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock; provided,  however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, and subject to Applicable Laws, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of shares of Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Grantee’s relevant tax jurisdiction).

2.The Plan shall otherwise be unchanged by this Amendment.

***

The foregoing Amendment #2 to the Plan was duly adopted and approved by the Board of Directors of the Company by resolution by Unanimous Written Consent on February 24, 2018

/s/ Joseph L. Farmer

Secretary